Exhibit 99.1

Fushi Copperweld Subsidiary Signs Definitive Agreement to Acquire Dalian Jinchuan Electric Cable

- Fushi International (Dalian) Receives Market Access Certification from Jilin Oilfield Limited Company -

    DALIAN, China, Jan. 21 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (the "Company") (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced that its subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd. ("Fushi") has entered into a definitive agreement to acquire Dalian Jinchuan Electric Cable Co., Ltd. ("Dalian Jinchuan") for approximately $10.2 million. Dalian Jinchuan, a leading Northeastern Chinese manufacturer of low- and medium-voltage power cables using copper, aluminum and copper-clad center conductors, reported 2008 revenues as audited under Chinese GAAP of approximately $18 million.

    The acquisition of Dalian Jinchuan would mark the Company's strategic expansion into the power cable industry, as well as the execution of its strategy of expanding its downstream processing capabilities through vertical integration. The acquisition would also allow the Company to expand into Northeastern China.  The Dalian Jinchuan brand of low- and medium-voltage power cable is well known and respected among customers in Northeastern China and other industry participants. The proposed acquisition will allow the Company to access the growing power market through Dalian Jinchuan's broad sales network, existing customer relationships, research and development program, manufacturing equipment and facilities in Dalian, and the experience and relationships of its management team.

    The purchase price of $10.2 million may be made, at the option of the Company, in cash and restricted stock of the Company over the next year. Upon closing, the Company expects the acquisition of Dalian Jinchuan to be immediately accretive to earnings. Fushi expects the transaction to be finalized during the course of the first quarter 2010 and the consummation of the acquisition is subject to customary closing conditions.
    The Company today also announced that Fushi received its market access certification from Jilin Oilfield Limited Company ("JOLC"), a division of PetroChina, for its copper-clad aluminum (CCA) and copper-clad steel (CCS) based power transmission products. The certification from JOLC makes Fushi an approved supplier for low- and medium-voltage power cable applications within JOLC's oilfield exploration and production projects. Fushi intends to apply for its national certification with PetroChina upon its successful implementation within JOLC's current oilfield projects.

    "The contemplated acquisition of Dalian Jinchuan is part of our strategy to bolster organic growth with targeted investments within the electrical utility industry that have the potential to contribute in both the near and long term," said Fu Li, Chairman and Co-Chief Executive Officer of the Company. "The proposed acquisition will allow us to strategically diversify our end markets and customer base while improving profitability. The opportunity to supply CCS and CCA based products to JOLC's ongoing oilfield development projects is a prime example of how we expect to benefit from the many synergies that the combination of Fushi's CCA and CCS products and Dalian Jinchuan's jacketing and other downstream processing capabilities offer."

    About Fushi Copperweld, Inc.

    Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co., Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries. With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bimetallic products world-wide.  For more information, visit: http://www.fushicopperweld.com .

    Safe Harbor Statement

    This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements.  Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

    For more information, please contact:

     Nathan J. Anderson
     Vice President of Investor Relations
     Fushi Copperweld, Inc.
     Email: IR@fushicopperweld.com
     Phone: +1-931-433-0482

SOURCE  Fushi Copperweld, Inc.